BB&T Corporation
Corporate Communications 2400 Reynolda Road Winston-Salem, NC 27106-4606
July 18, 2019	News Release

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS Richard Baytosh Executive Vice President Investor Relations (336) 733-0732	ANALYSTS Aaron Reeves Senior Vice President Investor Relations (336) 733-2874	MEDIA Brian Davis Senior Vice President Corporate Communications Media@BBT.com

BB&T reports record earnings of $842 million, or $1.09 per diluted share

WINSTON-SALEM, N.C. — BB&T Corporation (NYSE: BBT) today reported record earnings for the second quarter of 2019. Net income available to common shareholders was $842 million, up 8.6 percent, compared with the second quarter last year. Earnings per diluted common share were $1.09 for the second quarter of 2019, an increase of 10.1 percent compared with the same period last year. Results for the second quarter produced an annualized return on average assets of 1.55 percent and an annualized return on average common shareholders' equity of 11.98 percent.

Excluding merger-related and restructuring charges of $23 million ($19 million after-tax) and incremental operating expenses related to the merger of $9 million ($7 million after-tax), net income available to common shareholders was a record $868 million, or $1.12 per diluted share. Adjusted diluted earnings per common share increased $0.07 compared to the first quarter of 2019. Adjusted annualized return on average assets and annualized return on average tangible common shareholders' equity were 1.59 percent and 20.00 percent, respectively.

"We are very pleased to report strong overall results for the second quarter, with record earnings of $842 million, or $1.09 per diluted common share," said Chairman and Chief Executive Officer Kelly S. King. "These results were driven by strong loan growth, improved revenues led by record insurance income and a strong performance in investment banking and brokerage fees and commissions, as well as continued healthy asset quality.

"This has been an exciting quarter as we made significant progress building our new company, Truist, with our SunTrust partners," said King. "One day Truist will be a name that reflects the rich heritage of both companies and is synonymous with our goal to provide a better future for our clients, communities and associates, which will drive strong performance for our shareholders."

"This quarter, both BB&T and SunTrust made significant new commitments to the communities in which we are headquartered, including the $60 billion community benefit plan with the National Community Reinvestment Coalition that was announced earlier this week," King said. "Looking to the future, we also named a location in Charlotte for the Truist headquarters and named the next layer of talent for the combined company."

Second Quarter 2019 Performance Highlights

•	Earnings per diluted common share were $1.09, an increase of $0.12 per diluted common share from the first quarter of this year

-	Diluted earnings per share were $1.12, excluding merger-related and restructuring charges and incremental operating expenses related to the merger

-	Return on average assets was 1.55 percent

-	Return on average common shareholders' equity was 11.98 percent

-	Return on average tangible common shareholders' equity was 19.45 percent

•	Taxable-equivalent revenues were $3.1 billion, up $144 million from the first quarter of 2019

-	Net interest margin was 3.42 percent, down nine basis points

-	Noninterest income was up $150 million

-	Insurance income was a record $566 million, up $56 million

-	Fee income ratio was 44.4 percent, compared to 41.5 percent for the prior quarter

•	Noninterest expense was $1.8 billion, down $17 million compared to the first quarter of 2019

-	Noninterest expense includes $23 million of merger-related and restructuring charges and $9 million of incremental operating expenses related to the merger

-	GAAP efficiency ratio was 57.6 percent, compared to 61.0 percent for the prior quarter

-	Adjusted efficiency ratio was 55.1 percent, compared to 56.6 percent for the prior quarter

•	Average loans and leases held for investment were $150.5 billion, up $2.4 billion, or 6.5 percent annualized compared to the first quarter of 2019

-	Average commercial and industrial loans increased $1.2 billion, or 7.8 percent annualized

-	Average CRE loans decreased $157 million, or 3.0 percent annualized

-	Average residential mortgage loans increased $696 million, or 8.9 percent annualized

-	Average indirect loans increased $542 million, or 12.5 percent annualized

•	Average deposits were relatively flat compared to the first quarter of 2019

-	Average noninterest-bearing deposits increased $397 million, or 3.0 percent annualized

-	Average noninterest-bearing deposits represent 32.9 percent of total deposits, compared to 32.7 percent in the prior quarter

-	Cost of average interest-bearing deposits was 1.02 percent annualized, up seven basis points

-	Cost of average total deposits was 0.68 percent annualized, up four basis points

•	Asset quality remains excellent

-	Nonperforming assets were 0.23 percent of total assets; lower than levels in 2006

-	Loans 90 days or more past due and still accruing were 0.27 percent of loans held for investment, compared to 0.29 percent in the prior quarter

-	Net charge-offs were 0.38 percent of average loans and leases, down two basis points compared to the prior quarter

-	The allowance for loan loss coverage ratio was 3.46 times nonperforming loans and leases held for investment, versus 2.97 times in the prior quarter

-	The allowance for loan and lease losses was 1.05 percent of loans and leases held for investment, unchanged compared to the prior quarter

•	Capital levels remained strong across the board

-	Common equity tier 1 to risk-weighted assets was 10.3 percent

-	Tier 1 risk-based capital was 12.0 percent

-	Total capital was 14.2 percent

-	Leverage capital was 10.2 percent

EARNINGS HIGHLIGHTS				Change 2Q19 vs.
(dollars in millions, except per share data)	2Q19	1Q19	2Q18	1Q19	2Q18
Net income available to common shareholders	$842	$749	$775	$93	$67
Diluted earnings per common share	1.09	0.97	0.99	0.12	0.10

Net interest income - taxable equivalent	$1,714	$1,720	$1,679	$(6)	$35
Noninterest income	1,352	1,202	1,222	150	130
Total taxable-equivalent revenue	$3,066	$2,922	$2,901	$144	$165
Less taxable-equivalent adjustment	24	24	22
Total revenue	$3,042	$2,898	$2,879

Return on average assets	1.55%	1.43%	1.49%	0.12%	0.06%
Return on average risk-weighted assets	1.91	1.78	1.85	0.13	0.06
Return on average common shareholders' equity	11.98	11.08	11.74	0.90	0.24
Return on average tangible common shareholders' equity (1)	19.45	18.36	19.52	1.09	(0.07)
Net interest margin - taxable equivalent	3.42	3.51	3.45	(0.09)	(0.03)

(1)	Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Second Quarter 2019 compared to First Quarter 2019

Total taxable-equivalent revenues were $3.1 billion for the second quarter of 2019, an increase of $144 million compared to the prior quarter, primarily driven by an increase of $150 million in noninterest income.

The net interest margin was 3.42 percent for the second quarter, down nine basis points compared to the prior quarter. This includes a four basis point decline attributable to income from certain post-employment benefit plans that was recorded in the prior quarter. Average earning assets increased $3.1 billion, which reflects a $2.8 billion increase in average total loans and leases. Average interest-bearing liabilities increased $2.2 billion, driven by an increase of $2.7 billion in average short-term borrowings, partially offset by a decrease of $551 million in average interest-bearing deposits.

The annualized yield on the total loan portfolio for the second quarter was 5.05 percent, down one basis point compared to the prior quarter. The annualized yield on the average securities portfolio for the second quarter was 2.62 percent, up two basis points compared to the prior quarter.

The average annualized cost of total deposits was 0.68 percent, up four basis points compared to the prior quarter. The average annualized cost of interest-bearing deposits was 1.02 percent, up seven basis points compared to the prior quarter. The average annualized rate on long-term debt was 3.33 percent, up three basis points compared to the prior quarter. The average annualized rate on short-term borrowings was 2.40 percent, up eight basis points compared to the prior quarter.

The provision for credit losses was $172 million, and net charge-offs were $142 million for the second quarter, compared to $155 million and $147 million, respectively, for the prior quarter. The increase in the provision for credit losses was primarily due to loan growth.

Noninterest income was $1.4 billion, an increase of $150 million compared to the prior quarter. Insurance income increased $56 million to a record $566 million primarily due to seasonality and organic growth. Service charges on deposit accounts increased $10 million primarily due to more revenue days. Mortgage banking income increased $50 million primarily due to an increase of $29 million from net mortgage servicing rights valuation adjustments and higher residential and commercial mortgage sales volumes. Investment banking and brokerage fees and commissions increased $20 million due to higher revenue from investment banking transactions and higher managed account fees. Other income was down slightly compared to the prior quarter, primarily due to a $20 million decrease from SBIC private equity investments, which was partially offset by sundry items.

Noninterest expense was $1.8 billion for the second quarter, down $17 million compared to the prior quarter. Noninterest expense includes $23 million of merger-related and restructuring charges primarily related to the merger of equals with SunTrust and $9 million of incremental operating expenses related to the merger. Excluding these items, noninterest expense was up $33 million primarily due to higher personnel expense.

Personnel expense increased $33 million compared to the prior quarter. The increase was driven by higher performance-based incentive expense due to improved performance from fee income businesses, partially offset by lower payroll taxes. Full-time equivalent employees decreased 563 compared to the prior quarter.

The provision for income taxes was $234 million for the second quarter, compared to $177 million for the prior quarter. The effective tax rate for the second quarter was 20.9 percent, compared to 18.2 percent for the prior quarter. The increase in the effective tax rate was primarily due to excess tax benefits from equity-based compensation plans recorded in the prior quarter.

Second Quarter 2019 compared to Second Quarter 2018

Total taxable-equivalent revenues were $3.1 billion for the second quarter of 2019, an increase of $165 million compared to the earlier quarter, which reflects an increase of $35 million in taxable-equivalent net interest income and an increase of $130 million in noninterest income.

Net interest margin was 3.42 percent, down three basis points compared to the earlier quarter. Average earning assets increased $5.7 billion. The increase in average earning assets reflects a $5.8 billion increase in average total loans and leases. Average interest-bearing liabilities increased $6.1 billion compared to the earlier quarter. Average interest-bearing deposits increased $3.5 billion and average short-term borrowings increased $3.0 billion, while average long-term debt decreased $406 million. The annualized yield on the total loan portfolio for the second quarter of 2019 was 5.05 percent, up 35 basis points compared to the earlier quarter, reflecting the impact of rate increases. The annualized yield on the average securities portfolio was 2.62 percent, up nine basis points compared to the earlier period.

The average annualized cost of total deposits was 0.68 percent, up 31 basis points compared to the earlier quarter. The average annualized cost of interest-bearing deposits was 1.02 percent, up 45 basis points compared to the earlier quarter. The average annualized rate on long-term debt was 3.33 percent, up 52 basis points compared to the earlier quarter. The average annualized rate on short-term borrowings was 2.40 percent, up 63 basis points compared to the earlier quarter. The higher rates on interest-bearing liabilities reflect the impact of rate increases.

The provision for credit losses was $172 million, compared to $135 million for the earlier quarter. Net charge-offs for the second quarter of 2019 totaled $142 million compared to $109 million in the earlier period.

Noninterest income for the second quarter of 2019 was up $130 million compared to the earlier quarter. Insurance income increased $85 million to record levels due to higher production and the acquisition of Regions Insurance. Mortgage banking income increased $19 million primarily due to an increase of $28 million for net mortgage servicing servicing rights valuation adjustments, which was partially offset by lower residential and commercial mortgage banking revenues. Investment banking and brokerage fees and commissions increased $22 million primarily due to higher revenue from investment banking transactions and higher managed account fees.

Noninterest expense for the second quarter of 2019 was up $31 million compared to the earlier quarter. Merger-related and restructuring charges was essentially flat, as the current quarter included charges in connection with the announced merger of equals with SunTrust, whereas the earlier quarter included charges associated with facilities optimization. The current quarter also included $9 million of incremental operating expenses related to the merger. Excluding these charges, noninterest expense was up $23 million, or 1.4 percent compared to the earlier quarter.

Personnel expense increased $46 million compared to the earlier quarter, primarily due to higher incentives, partially due to the Regions Insurance acquisition, and lower capitalized employee costs. The lower capitalized employee costs reflect efficiencies in the loan closing process. Regulatory charges decreased $20 million as a result of the deposit insurance fund reaching the targeted level.

The provision for income taxes was $234 million for the second quarter of 2019, compared to $202 million for the earlier quarter. This produced an effective tax rate for the second quarter of 2019 of 20.9 percent, compared to 19.7 percent for the earlier quarter.

LOANS AND LEASES
(dollars in millions)
Average balances	2Q19	1Q19	Change	% Change
				(annualized)
Commercial:
Commercial and industrial	$62,563	$61,370	$1,193	7.8%
CRE	20,748	20,905	(157)	(3.0)
Lease financing	2,122	2,021	101	20.0
Total commercial	85,433	84,296	1,137	5.4
Retail:
Residential mortgage	32,066	31,370	696	8.9
Direct	11,506	11,493	13	0.5
Indirect	17,879	17,337	542	12.5
Total retail	61,451	60,200	1,251	8.3
Revolving credit	3,151	3,110	41	5.3
PCI	432	455	(23)	(20.3)
Total loans and leases held for investment	$150,467	$148,061	$2,406	6.5

Average loans held for investment for the second quarter of 2019 were $150.5 billion, up $2.4 billion or 6.5 percent annualized, compared to the first quarter of 2019.

Average commercial and industrial loans increased $1.2 billion driven by strong growth in mortgage warehouse lending, corporate banking, equipment finance and dealer floor plan. Average CRE loans decreased $157 million, primarily due to a decrease in construction loans.

Average residential mortgage loans increased $696 million primarily due to the retention of a portion of the conforming mortgage production.

Average indirect retail loans increased $542 million. The increase was across all categories of indirect lending. Growth was led by prime automobile lending and complemented with seasonally strong growth in power sports and recreational lending.

DEPOSITS
(dollars in millions)
Average balances	2Q19	1Q19	Change	% Change
				(annualized)
Noninterest-bearing deposits	$52,680	$52,283	$397	3.0%
Interest checking	27,708	27,622	86	1.2
Money market and savings	63,394	63,325	69	0.4
Time deposits	15,730	16,393	(663)	(16.2)
Foreign office deposits - interest-bearing	379	422	(43)	(40.9)
Total deposits	$159,891	$160,045	$(154)	(0.4)

Average deposits for the second quarter were $159.9 billion, down $154 million compared to the prior quarter. Average noninterest-bearing deposits increased $397 million, primarily due to increases in personal and commercial balances, partially offset by a seasonal decrease in public funds balances. Average time deposits decreased $663 million primarily due to a decrease in commercial balances.

Noninterest-bearing deposits represented 32.9 percent of total average deposits for the second quarter, compared to 32.7 percent for the prior quarter and 34.2 percent for the same quarter a year ago. The cost of average total deposits was 0.68 percent for the second quarter, up four basis points compared to the prior quarter. The cost of average interest-bearing deposits was 1.02 percent for the second quarter, up seven basis points compared to the prior quarter.

SEGMENT RESULTS				Change 2Q19 vs.
(dollars in millions)
Segment Net Income	2Q19	1Q19	2Q18	1Q19	2Q18
Community Banking Retail and Consumer Finance	$445	$379	$383	$66	$62
Community Banking Commercial	319	328	278	(9)	41
Financial Services and Commercial Finance	169	156	145	13	24
Insurance Holdings	111	88	73	23	38
Other, Treasury & Corporate	(159)	(153)	(57)	(6)	(102)
Total net income	$885	$798	$822	$87	$63

Second Quarter 2019 compared to First Quarter 2019

Community Banking Retail and Consumer Finance ("CB-Retail")

CB-Retail serves retail clients by offering a variety of loan and deposit products, payment services, bankcard products and other financial services by connecting clients to a wide range of financial products and services. CB-Retail includes Dealer Retail Services, which originates loans on an indirect basis to consumers for the purchase of automobiles, boats and recreational vehicles. Additionally, CB-Retail includes specialty finance lending, small equipment leasing and other products for consumers. CB-Retail also includes Residential Mortgage Banking, which originates and purchases mortgage loans to either hold for investment or sell to third parties. BB&T generally retains the servicing rights to loans sold. Mortgage products include fixed and adjustable-rate government guaranteed and conventional loans used for the purpose of constructing, purchasing or refinancing residential properties. Substantially all of the properties are owner-occupied. Residential Mortgage Banking also includes Mortgage Warehouse Lending, which provides short-term lending solutions to finance first-lien residential mortgages held-for-sale by independent mortgage companies.

CB-Retail net income was $445 million for the second quarter of 2019, an increase of $66 million compared to the prior quarter. Segment net interest income increased $24 million primarily due to higher loan volume, additional days in the current quarter and higher funding spreads on deposits, partially offset by lower credit spreads on loans. Noninterest income increased $65 million primarily due to increases in mortgage banking income resulting from net residential mortgage servicing rights valuation adjustments and seasonally higher volume of loan sales and higher margins, and service charges on deposits, bankcard fees and merchant discounts largely resulting from additional revenue days and seasonality. The allocated provision for credit losses decreased $7 million primarily due to seasonally lower net charge-offs and incurred loss estimates in the dealer retail services portfolio, partially offset by higher average loan balances. Noninterest expense increased $9 million primarily due to higher operating charge-offs, loan related expense and personnel expense compared to the prior quarter.

CB-Retail average loans and leases held for investment increased $2.1 billion, or 12.7 percent on an annualized basis, compared to the prior quarter. The increase was primarily driven by increases in average mortgage warehouse lending of $766 million, seasonal increases in average residential mortgage loans of $697 million, or 8.9 percent annualized, and indirect lending of $545 million, or 12.6 percent annualized.

CB-Retail average total deposits increased $932 million, or 4.8 percent on an annualized basis, compared to the prior quarter. The increase was primarily driven by growth in average noninterest-bearing deposits of $695 million, or 16.7 percent annualized and money market and savings of $280 million, or 3.1 percent annualized.

Community Banking Commercial ("CB-Commercial")

CB-Commercial serves large, medium and small business clients by offering a variety of loan and deposit products and connecting clients to the combined organization's broad array of financial services. CB-Commercial includes CRE lending, commercial and industrial lending, corporate banking, asset-based lending, dealer inventory financing, tax-exempt financing, cash management and treasury services, and commercial deposit products.

CB-Commercial net income was $319 million for the second quarter of 2019, a decrease of $9 million compared to the prior quarter. Segment net interest income increased primarily due to additional days in the current quarter. Noninterest income increased primarily due to higher referral fees and service charges on deposits predominantly due to commercial account analysis fees. The allocated provision for credit losses increased $20 million due to increased charge-offs and incurred loss estimates primarily attributed to portfolio growth and changes in portfolio risk grade composition. Noninterest expense increased primarily due to higher allocated corporate expense and personnel expense largely due to higher incentive compensation compared to the prior quarter.

CB-Commercial average loans and leases held for investment decreased $248 million, or 1.9 percent on an annualized basis, compared to the prior quarter. Average commercial real estate loans declined $159 million, or 3.3 percent annualized and average commercial and industrial loans decreased $81 million, or 1.0 percent annualized.

Average total deposits increased $781 million, or 5.3 percent on an annualized basis, compared to the prior quarter driven by an increase in money market and savings of $706 million, or 18.4 percent annualized.

Financial Services and Commercial Finance ("FS&CF")

FS&CF provides personal trust administration, estate planning, investment counseling, wealth management, asset management, corporate retirement services, capital markets and corporate banking services, specialty finance and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, the segment includes BB&T Securities, a full-service brokerage and investment banking firm, which offers clients a variety of investment services, including discount brokerage services, equities, annuities, mutual funds and government bonds. The Corporate Banking Division originates and services large corporate relationships, syndicated lending relationships and client derivatives while the specialty finance products offered by FS&CF include equipment finance, tax-exempt financing for local governments and special-purpose entities, and full-service commercial mortgage banking lending.

FS&CF net income was $169 million for the second quarter of 2019, an increase of $13 million compared to the prior quarter. Noninterest income increased $45 million primarily due to higher revenue from investment banking transactions and managed account fees; and client derivatives and commercial mortgage banking income due to higher sales volumes. The allocated provision for credit losses increased $13 million due to loan growth and higher charge-offs. Noninterest expense increased $14 million primarily due to higher performance-based incentives in the current quarter.

FS&CF average loans and leases held for investment increased $619 million, or 8.6 percent on an annualized basis, compared to the prior quarter. The increase was primarily driven by growth in Corporate Banking loans of $383 million, or 9.0 percent annualized, and Equipment Finance of $260 million, or 33.9 percent annualized; partially offset by a decline for Governmental Finance of $92 million, or 7.5 percent annualized.

FS&CF average total deposits decreased $567 million, or 7.9 percent on an annualized basis, compared to the prior quarter primarily driven by declines in average total deposits for Corporate Banking of $487 million, or 23.7 percent annualized.

Insurance Holdings ("IH")

BB&T's insurance agency / brokerage network is the sixth largest in the world. IH provides property and casualty, employee benefits and life insurance to businesses and individuals. It also provides small business and corporate services, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, IH includes commercial and retail insurance premium finance.

IH net income was $111 million for the second quarter of 2019, an increase of $23 million compared to the prior quarter. Noninterest income increased $55 million primarily due to seasonality. Noninterest expense increased $27 million primarily due to performance-based incentives in the current quarter.

Other, Treasury & Corporate ("OT&C")

Net income in OT&C can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding and income received from derivatives used to hedge the balance sheet.

OT&C generated a net loss of $159 million for the second quarter of 2019, compared to a net loss of $153 million for the prior quarter. Segment net interest income decreased $40 million primarily due to an increase in the net credit for funds provided to other operating segments and decrease in dividends related to certain post-employment benefits from the prior quarter. Noninterest income decreased $20 million primarily due to a decrease in income from SBIC private equity investments. The allocated provision for credit losses decreased primarily due to the provision for unfunded commitments. Noninterest expense decreased $71 million primarily due to lower merger-related and restructuring charges and lower expense related to assets for certain post-employment benefits. The benefit for income taxes decreased primarily due to a higher tax benefit from discrete items in the prior quarter.

Second Quarter 2019 compared to Second Quarter 2018

Community Banking Retail and Consumer Finance

CB-Retail net income was $445 million for the second quarter of 2019, an increase of $62 million compared to the earlier quarter. Segment net interest income increased $54 million primarily due to average loan growth and higher funding spreads on deposits, partially offset by lower credit spreads on loans. Noninterest income increased $32 million primarily due to an increase in mortgage banking income resulting from net residential mortgage servicing rights valuation adjustments. The allocated provision for credit losses increased $13 million primarily due to higher net charge-offs in the current quarter due to portfolio growth, partially offset by reserve rate changes at Regional Acceptance Corporation. Noninterest expense decreased primarily due to lower personnel expense.

Community Banking Commercial

CB-Commercial net income was $319 million for the second quarter of 2019, an increase of $41 million compared to the earlier quarter. Segment net interest income increased $43 million primarily driven by higher funding spreads, partially offset by lower credit spreads on loans. Noninterest income increased compared to the earlier quarter primarily due to higher referral fees in the current quarter. The allocated provision for credit losses decreased primarily due to the impact of average loan growth in the earlier quarter and reserve rate changes primarily due to overall credit improvement in the past year, partially offset by higher net charge-offs. Noninterest expense was essentially flat compared to the earlier quarter.

Financial Services and Commercial Finance

FS&CF net income was $169 million for the second quarter of 2019, an increase of $24 million compared to the earlier quarter. Segment net interest income increased $22 million primarily driven by average loan growth and higher funding spreads, partially offset by lower credit spreads on loans. Noninterest income increased $26 million primarily due to an increase in investment banking and brokerage fees and commissions related to several large deals in the current quarter as well as market driven asset growth. The allocated provision for credit losses increased $18 million primarily due to the release of specific reserves in the earlier quarter. Noninterest expense was essentially flat compared to the earlier quarter.

Insurance Holdings

IH net income was $111 million for the second quarter of 2019, an increase of $38 million compared to the earlier quarter. Noninterest income increased $86 million, primarily due to higher production and the acquisition of Regions Insurance, which contributed $32 million. Noninterest expense increased $36 million primarily due to the acquisition of Regions Insurance and commissions on higher production.

Other, Treasury & Corporate

OT&C generated a net loss of $159 million in the second quarter of 2019, compared to a net loss of $57 million in the earlier quarter. Segment net interest income decreased $89 million primarily due to an increase in the net credit for funds provided to other operating segments, and an increase in the rates on long-term debt. Noninterest income decreased $18 million primarily due to lower hedge and client derivative income and income related to assets for certain post-employment benefits. The benefit for income taxes increased $13 million primarily due to a higher pre-tax loss, partially offset by a higher tax benefit from discrete items in the earlier quarter.

CAPITAL RATIOS	2Q19	1Q19	4Q18	3Q18	2Q18
Risk-based:	(preliminary)
Common equity Tier 1	10.3%	10.3%	10.2%	10.2%	10.2%
Tier 1	12.0	12.0	11.8	11.9	11.9
Total	14.2	14.2	13.8	13.9	13.9
Leverage	10.2	10.1	9.9	10.0	10.0

Capital levels remained strong at June 30, 2019. BB&T declared common dividends of $0.405 per share during the second quarter of 2019 and the Board of Directors will consider a proposal to increase the dividend 11.1 percent to $0.45 per share at their July meeting. The dividend and total payout ratios for the second quarter of 2019 were 36.8 percent. As previously communicated, BB&T has suspended its share repurchase program until after the completion of the merger of equals.

BB&T's average modified liquidity coverage ratio was approximately 129 percent for the three months ended June 30, 2019, compared to the regulatory minimum of 100 percent. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 14.3 percent at June 30, 2019.

ASSET QUALITY
(dollars in millions)	2Q19	1Q19	4Q18	3Q18	2Q18
Total nonperforming assets	$523	$584	$585	$601	$624
Total performing TDRs	1,070	1,130	1,119	1,090	1,073
Total loans 90 days past due and still accruing	407	431	462	431	435
Total loans 30-89 days past due	1,016	948	1,044	1,075	905
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.30%	0.35%	0.35%	0.37%	0.38%
Nonperforming assets as a percentage of total assets	0.23	0.26	0.26	0.27	0.28
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.05	1.05	1.05	1.05	1.05
Net charge-offs as a percentage of average loans and leases, annualized	0.38	0.40	0.38	0.35	0.30
Ratio of allowance for loan and lease losses to net charge-offs, annualized	2.80x	2.62x	2.76x	3.05x	3.49x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.46x	2.97x	2.99x	2.86x	2.74x

Nonperforming assets totaled $523 million at June 30, 2019, down $61 million compared to March 31, 2019. Nonperforming loans and leases represented 0.30 percent of loans and leases held for investment, down five basis points compared to March 31, 2019.

Performing TDRs were down $60 million during the second quarter primarily in residential mortgage loans, which was partially offset by an increase in commercial and industrial loans.

Loans 90 days or more past due and still accruing totaled $407 million at June 30, 2019, down $24 million compared to the prior quarter. The ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.27 percent at June 30, 2019, compared to 0.29 percent for the prior quarter. Excluding government guaranteed and PCI loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04 percent at June 30, 2019, unchanged from the prior quarter.

Loans 30-89 days past due and still accruing totaled $1.0 billion at June 30, 2019, up $68 million compared to the prior quarter, primarily due to an expected seasonal increase in indirect automobile lending.

Net charge-offs during the second quarter totaled $142 million, down $5 million compared to the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.38 percent, down two basis points compared to the prior quarter.

The allowance for loan and lease losses, excluding the allowance for PCI loans, was $1.6 billion, up $34 million compared to the prior quarter. As of June 30, 2019, the total allowance for loan and lease losses was 1.05 percent of loans and leases held for investment, unchanged compared to March 31, 2019.

The allowance for loan and lease losses was 3.46 times nonperforming loans and leases held for investment, compared to 2.97 times at March 31, 2019. At June 30, 2019, the allowance for loan and lease losses was 2.80 times annualized net charge-offs, compared to 2.62 times at March 31, 2019.

Earnings Presentation and Quarterly Performance Summary

To listen to BB&T's live second quarter 2019 earnings conference call at 8 a.m. ET today, please call 866-519-2796 and enter the participant code 892418. A presentation will be used during the earnings conference call and is available on our website at https://bbt.investorroom.com/webcasts-and-presentations. Replays of the conference call will be available for 30 days by dialing 888-203-1112 (access code 6759252).

The presentation, including an appendix reconciling non-GAAP disclosures, is available at https://bbt.investorroom.com/webcasts-and-presentations. BB&T's Second Quarter 2019 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T's website at https://bbt.investorroom.com/quarterly-earnings.

About BB&T

BB&T is one of the largest financial services holding companies in the U.S. with $230.9 billion in assets and market capitalization of approximately $37.6 billion as of June 30, 2019. Building on a long tradition of excellence in community banking, BB&T offers a wide range of financial services including retail and commercial banking, investments, insurance, wealth management, asset management, mortgage, corporate banking, capital markets and specialized lending. Based in Winston-Salem, N.C., BB&T operates more than 1,700 financial centers in 15 states and Washington, D.C. and is consistently recognized for outstanding client service by Greenwich Associates for small business and middle market banking. More information about BB&T and its full line of products and services is available at BBT.com.
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Capital ratios are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). BB&T's management uses these "non-GAAP" measures in their analysis of the Corporation's performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T's management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

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The adjusted efficiency ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. BB&T's management uses these measures to assess the quality of capital and returns relative to balance sheet risk and believes investors may find them useful in their analysis of the Corporation.

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Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The interest income and average balances for PCI loans are excluded in their entirety as the accounting for these loans can result in significant and unusual trends in yields. The purchase accounting marks and related amortization for a) securities acquired from the FDIC in the Colonial Bank acquisition and b) non-PCI loans, deposits and long-term debt acquired from Susquehanna and National Penn are excluded to approximate their yields at the pre-acquisition rates. BB&T's management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of BB&T's earning assets.

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The adjusted diluted earnings per share is non-GAAP in that it excludes merger-related and restructuring charges and other selected items, net of tax. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted operating leverage ratio is non-GAAP in that it excludes securities gains (losses), amortization of intangible assets, merger-related and restructuring charges and other selected items. BB&T's management uses this measure in their analysis of the Corporation's performance. BB&T's management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

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The adjusted performance ratios are non-GAAP in that they exclude merger-related and restructuring charges, selected items and, in the case of return on average tangible common shareholders' equity, amortization of intangible assets. BB&T's management uses these measures in their analysis of the Corporation's performance. BB&T's management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T's Second Quarter 2019 Quarterly Performance Summary, which is available at https://bbt.investorroom.com/quarterly-earnings.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T. Forward-looking statements are not based on historical facts but instead represent management's expectations and assumptions regarding BB&T's business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances difficult to predict. BB&T's actual results may differ materially from those contemplated by the forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," "could" and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. While there is no assurance any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2018 and in any of BB&T's subsequent filings with the Securities and Exchange Commission:

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risks, uncertainties and other factors relating to the merger of SunTrust with and into BB&T, including the ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval of the merger by BB&T shareholders and SunTrust shareholders and delay in closing the merger;

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general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, slower deposit and/or asset growth, and a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;

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disruptions to the national or global financial markets, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies, the economic instability and recessionary conditions in Europe;

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changes in the interest rate environment, including interest rate changes made by the Federal Reserve, the discontinuation of LIBOR as an interest rate benchmark, as well as cash flow reassessments may reduce net interest margin and/or the volumes and values of loans and deposits as well as the value of other financial assets and liabilities;

●	competitive pressures among depository and other financial institutions may increase significantly;
●	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
●	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
●	a reduction may occur in BB&T's credit ratings;
●	adverse changes may occur in the securities markets;
●	competitors of BB&T may have greater financial resources or develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
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cyber security risks could adversely affect BB&T's business and financial performance or reputation, and BB&T could be liable for financial losses incurred by third parties due to breaches of data shared between financial institutions;

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higher-than-expected costs related to information technology infrastructure or a failure to successfully implement future system enhancements could adversely impact BB&T's financial condition and results of operations and could result in significant additional costs to BB&T;

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natural or other disasters, including acts of terrorism, could have an adverse effect on BB&T, materially disrupting BB&T's operations or the ability or willingness of customers to access BB&T's products and services;

●	costs related to the integration of the businesses of BB&T and its merger partners may be greater than expected;
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failure to execute on strategic or operational plans, including the ability to successfully complete and/or integrate mergers and acquisitions or fully achieve expected cost savings or revenue growth associated with mergers and acquisitions within the expected time frames could adversely impact financial condition and results of operations;

●	significant litigation and regulatory proceedings could have a material adverse effect on BB&T;

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unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries could result in negative publicity, protests, fines, penalties, restrictions on BB&T's operations or ability to expand its business and other negative consequences, all of which could cause reputational damage and adversely impact BB&T's financial conditions and results of operations;

●	risks resulting from the extensive use of models;
●	risk management measures may not be fully effective;
●	deposit attrition, customer loss and/or revenue loss following completed mergers/acquisitions may exceed expectations; and
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widespread system outages, caused by the failure of critical internal systems or critical services provided by third parties, could adversely impact BB&T's financial condition and results of operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.